Exhibit 16.1

June 2, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Respect Your Universe, Inc.'s Form 8-K dated June 2, 2014, and have the following comments:

1. We agree with the statements made in the first sentence of the first paragraph, and the second, third, fourth and fifth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in second sentence of the first paragraph or the sixth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Portland, Oregon